Press Release
FOR IMMEDIATE RELEASE
                                                                              Contact: Walter H. Hasselbring, III
                                                                                                                                                                                                                  Telephone: (815) 432-2476

Watseka, Illinois

IF BANCORP, INC.
ANNOUNCES CASH DIVIDEND

       February 12, 2014, IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association, today announced that its Board of Directors declared a cash dividend of $0.05 per common share.  The dividend will be paid on or about April 15, 2014, to stockholders of record as of the close of business on March 24, 2014.  This is the second cash dividend for the Company since the completion of its initial public offering on July 7, 2011.

“We are pleased to pay a cash dividend to our shareholders,” said Alan D. Martin, President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value and based upon our financial results and capital planning strategies, we will strive to continue to pay dividends on a semi-annual basis.”

Iroquois Federal Savings and Loan Association is a community-oriented financial institution that conducts its operations from its four full-service banking offices located in the municipalities of Watseka, Danville, Clifton and Hoopeston, Illinois and its loan production and wealth management office in Osage Beach, Missouri. Iroquois Federal Savings and Loan Association offers a broad array of retail and commercial lending and deposit services.